                                                FILED PURSUANT TO RULE 424(B)(3)
                                                           FILE NUMBER 333-39692

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 26, 2000)



                                  $500,000,000

                                [REDBACK LOGO]

               5% CONVERTIBLE SUBORDINATED NOTES DUE APRIL 1, 2007

       (AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES)

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     This Prospectus Supplement supplements the Prospectus dated July 26,
2000 relating to resales by selling holders of our 5% Convertible Subordinated Notes due April 1, 2007 (the "Notes") and shares of our common stock into which the Notes are convertible. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. Our common stock is quoted on the Nasdaq National Market under the symbol "RBAK."

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     The information in the table appearing in the prospectus under the heading "SELLING HOLDERS" is superseded in part and supplemented by the information appearing in the following table:

                                                                             NUMBER OF                       SHARES OF
                                                             NOTES          SHARES OF                         COMMON
                               NOTES                      BENEFICIALLY       COMMON                           STOCK
                            BENEFICIALLY                     OWNED           STOCK           NUMBER OF     BENEFICIALLY
                               OWNED         NOTES           AFTER        BENEFICIALLY       SHARES OF     OWNED AFTER
                             PRIOR TO       OFFERED        OFFERING (1)      OWNED            COMMON      OFFERING (1)(2)
                             OFFERING       HEREBY         (IN $1,000)      PRIOR TO          STOCK         (IN $1,000)
                           (IN $1,000)     (IN $1,000)    -------------   OFFERING (2)       OFFERED      ---------------
NAME OF SELLING HOLDERS                                     #      %                         HEREBY          #       %
-------------------------   -----------    ----------     ----   ----     -----------      -----------     -----   ----
Ariston Internet                     35            35       0      0            183          183              0      0
   Convertible Fund.....
Bankers Trust Company
   Trustee for Daimler
   Chrysler Corp. Emp
   #1 Pension Plan dtd
   4/1/89...............          3,645         3,645       0      0         19,110       19,110              0      0
Franklin and Marshall
   College..............            250           250       0      0          1,310        1,310              0      0
J.P. Morgan Securities,
   Inc. ................         10,000        10,000       0      0         52,430       52,430              0      0
Lehman Brothers Inc. ...          1,600         1,600       0      0          8,388        8,388              0      0
Lydian Overseas
   Partners Master Fund
   Ltd..................          4,125         4,125       0      0         21,627       21,627              0      0
Penn Treaty Network
   America Insurance
   Company..............            300           300       0      0          1,572        1,572              0      0
State Street Bank
   Custodian for GE
   Pension Trust........          1,805         1,805       0      0          9,463        9,463              0      0
TQA Masterfund..........            600           600       0      0          3,145        3,145              0      0
UBS O'Connor LLC f/b/o/
   Global Equity
   Arbitrage Master
   Limited..............          1,500         1,500       0      0          7,864        7,864              0      0

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  (1) It is unknown if, when or in what amounts a selling securityholder may offer securities for sale and we do not know that the selling securityholders will sell any or all of the securities offered hereby. Because the selling securityholders may offer all or some of the securities pursuant to this prospectus, and because there are currently no other agreements, arrangements or understandings with respect to the sale of any of the securities that will be held by the selling securityholders, no estimate can be given as to the amount of the securities that will be held by the selling securityholders after completion of the offering made by this prospectus. However, for purposes of this table, we have assumed that, after completion of the offering, no securities will be held by the selling securityholders.

  (2) The number of securities beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any securities as to which the individual has sole or shared voting power or investment power and also any securities which the individual has the right to acquire within 60 days after October 2, 2000 through the exercise of any stock option or other right. The inclusion in the table of securities, however, does not constitute an admission that the selling securityholders are direct or indirect beneficial owners of those securities. The selling securityholders have sole voting power and investment power with respect to all securities of capital stock listed as owned by the selling securityholders.

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     SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES OR SHARES OF THE COMMON STOCK OFFERED HEREBY.

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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

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          The date of this Prospectus Supplement is October 2, 2000.